Exhibit 99.1

Ross Neumann

Vringo, Inc.

ross.neumann@vringo.com

+1 646-525-4319 x. 3503

FOR IMMEDIATE RELEASE

Vringo Announces Completion of Initial Public Offering

June 28, 2010 – NEW YORK – Vringo, Inc. (NYSE Amex: VRNGU), a provider of video ringtones and mobile personalization solutions for mobile devices, announced today that it has completed its initial public offering of 2,392,000 units at a price of $4.60 per unit. Each unit consists of one share of common stock and two five-year warrants, with each warrant conferring the right to purchase one share of common stock at an exercise price of $5.06 per share.

The net proceeds received by Vringo from the offering were approximately $9.4 million after deducting underwriting discounts and commission and estimated offering expenses.

On or prior to September 18, 2010, the units will separate into common stock and warrants, and the component securities will begin trading as separate securities. The common stock is expected to trade on the NYSE Amex under the symbol “VRNG” and the warrants are expected to trade under the symbol “VRNGW.” Vringo will issue a press release announcing the date such separate trading will begin.

Maxim Group LLC acted as the sole book-running manager for the offering and sole representative of the underwriters. Chardan Capital Markets, LLC and Ladenburg Thalmann & Co. Inc. acted as co-managers for the offering.

A registration statement relating to the units and the underlying securities has been declared effective by the Securities and Exchange Commission. The offering of the units was made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, or by calling 212-895-3685. The final prospectus also may be obtained at the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Vringo

Founded in 2006, Vringo is bringing about the evolution of ringtones. With its video ringtone application and Web platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo’s application, which is compatible with more than 200 handsets, users can create or download video, images and slideshows and make it into their personal call signature. For more information, visit http://www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vringo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.